Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The Registrant’s principal subsidiaries are listed below.  In addition, the Registrant has approximately 252 subsidiaries that are not required to be listed pursuant to SEC rules.

Name	Location of Formation

PS LPT Properties Investors...................................	Maryland

The Registrant directly or indirectly owns 100% of the subsidiaries listed above.